Exhibit QQ

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of August 8, 2011, is made by and among Green SEA Resources Inc., a Canadian corporation (“GSR”), and GSR Acquisition Corp., a Utah corporation and wholly-owned subsidiary of GSR (“GSR Acquisition”), to be effective immediately prior to the mailing of that certain Going Private Transaction Statement under Section 13(e) of the United States Securities and Exchange Act of 1934, as amended (the “Schedule 13E-3”), that has been filed with the United States Securities and Exchange Commission (“SEC”) to certain of the stockholders of Natural Resources USA Corp., a Utah corporation (“NRUC”), or such other time as agreed to by the parties (the “Effective Time”).

Recitals

WHEREAS, GSR owns 334,074,381 shares of common stock, par value $0.01 (the “Common Stock”), of NRUC, representing approximately 95% of the currently outstanding shares of Common Stock of NRUC, and a limited option to acquire up to 5,500,000 shares of NRUC Common Stock (the “GSR Option”).

WHEREAS, GSR and GSR Acquisition have filed a Schedule 13E-3 with the SEC announcing their intention to cause GSR Acquisition (following the consummation of the transactions described herein) to effect a “short form” merger (the “Merger”) with and into NRUC in accordance with the Utah Revised Business Corporation Act, pursuant to which each shareholder of NRUC will receive US$0.57 per share for each share of Common Stock of NRUC held by such shareholder immediately prior to the Merger.

WHEREAS, to effect the Merger, GSR desires to contribute to GSR Acquisition, upon the terms and subject to the conditions set forth in this Agreement, (i) all of its shares of NRUC Common Stock (the “GSR Contributed Shares”), (ii) the GSR Option and (iii) an amount of cash equal to Ten Million Five Hundred Seventy-Two Thousand Five Hundred Ninety-Five U.S. Dollars (US$10,572,595) (the “Cash Contribution” and together with the GSR Contributed Shares and the GSR Option, the “Transferred Property”), in consideration for the issuance by GSR Acquisition of 1,000,000 shares of its common stock to GSR.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1. Contribution; Consideration.

(a) Contribution of NRUC Common Stock and GSR Option. At the Effective Time, GSR shall contribute, assign and transfer to GSR Acquisition, and GSR Acquisition shall accept, all of the GSR Contributed Shares and the GSR Option, free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.

(b) Cash Contribution. At the Effective Time, GSR shall contribute, assign and transfer to GSR Acquisition, and GSR Acquisition shall accept, the Cash Contribution, free and clear of all claims, encumbrances and restrictions of any kind whatsoever.

(c) Issuance of Shares. In consideration for the Transferred Property, GSR Acquisition shall issue to GSR, upon such contribution, 1,000,000 shares of common stock of GSR Acquisition, free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever. GSR Acquisition shall credit to the stated capital account maintained for its common stock an aggregate amount equal to the fair market value of the Transferred Property.

(d) This contribution and the Merger are intended to be tax-free pursuant to Section 351 and/or Section 368 of the United States Internal Revenue Code of 1986, as amended.

2. Termination. This Agreement and the obligation of GSR to contribute the GSR Contributed Shares and the Cash Contribution will terminate automatically and immediately upon (i) the full discharge of the obligations herein in connection with the Merger or (ii) one hundred eighty days (180) days following the filing of the Schedule 13E-3 if the Merger has not been approved by the SEC, unless the parties shall otherwise agree.

3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

4. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

5. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied or electronic signature shall be deemed a manually executed and delivered original.

6. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and, where applicable, heirs and personal representatives.

7. Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Utah without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF UTAH IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND

ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

8. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Agreement, or any of the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications expressed above.

9. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

10. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the parties hereto.

11. Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

12. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year set forth above.

GREEN SEA RESOURCES INC.

By:	/s/ Alan De’ath
	Name:	Alan De’ath
	Title:	President and Chief Executive Officer

GSR ACQUISITION CORP.

By:	/s/ D’Arcy Doherty
	Name:	D’Arcy Doherty
	Title:	Vice President, Legal and Secretary

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